Exhibit 99.1

The Company—Operating Segments

The Company manages its business through two principal segments: Energy and Delivery.

Energy—Energy manages the Company’s portfolio of generating facilities and power purchase agreements and its energy trading and marketing, hedging and arbitrage activities. It also manages the Company’s electric transmission system.

Delivery—Delivery manages the Company’s electric distribution system and customer service function.